Exhibit 10.18

POLO RALPH LAUREN CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

     THIS AGREEMENT (the “Agreement”) is made effective as of the 1st day of July 2004 (the “Grant Date”), between Polo Ralph Lauren Corporation, a Delaware corporation (hereinafter called the “Company”), and Roger N. Farah (hereinafter called the “Participant”).

R E C I T A L S:

          WHEREAS, the Company has adopted the Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan (the “Plan”) and, subject to approval of stockholders at the Company’s 2004 annual meeting, has adopted an amendment and restatement to the Plan, effective as of July 1, 2004 (the “Restated Plan”) (capitalized terms not otherwise defined herein shall have the same meanings as in the Restated Plan); and

          WHEREAS, the Company and the Participant have executed an Amendment No. 1 to the Amended and Restated Employment Agreement dated July 23, 2002 (such agreement, as amended from time to time, the “Employment Agreement”), which contemplates that the Committee will grant the Unit Award (as hereinafter defined) to the Participant; and

          WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock unit award provided for herein (the “Unit Award”) to the Participant pursuant to the Restated Plan and the terms set forth herein.

          NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

          1. Grant of the Restricted Stock Units. Subject to stockholder approval of the Restated Plan at the 2004 annual meeting, and subject further to the terms and conditions of the Restated Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a Restricted Stock Unit Award consisting of 437,500 Restricted Stock Units (each, a “Unit”), 187,500 of which shall vest upon the attainment of certain performance goals (the “Performance Award”) and 250,000 of which shall vest based upon Participant’s continued employment with the Company (the “Time-Based Award”). The Units shall vest and become nonforfeitable in accordance with Section 2 hereof. Each Unit represents the right to receive one share of Class A Common Stock of the Company (each, a “Share”).

          2. Vesting.

               (a) Time-Based Award. Subject to the Participant’s continued employment with the Company through the applicable vesting date, or as otherwise set forth in Section 2(c) hereof, the Units subject to the Time-Based Award shall vest and become nonforfeitable with respect to one-third (1/3) of such Units on the last day of the Company’s 2008, 2009 and 2010 fiscal years, (i.e., the fiscal years ending in those calendar years), respectively (determined without regard to any future changes of the Company’s fiscal year).

               (b) Performance Award. Subject to the Participant’s continued employment with the Company through the applicable fiscal year, or as otherwise set forth in Section 2(c) hereof, the Units subject to the Performance Award shall vest and become nonforfeitable with respect to up to one-third (1/3) of such Units on the last day of the Company’s 2005, 2006 and 2007 fiscal years (i.e., the fiscal years ending in those calendar years), respectively (determined without regard to any future changes of the Company’s fiscal year), based on the extent to which the performance goals set forth in Exhibit A hereto shall have been attained. Any Units subject to the Performance Award which are eligible to vest at the end of the applicable fiscal year noted above, but which do not so vest, shall thereupon be cancelled and forfeited to the Company and shall terminate immediately.

               (c) If the Participant’s employment with the Company is terminated due to Participant’s death or Disability, by the Company without Cause or by the Participant for Good Reason, (i) any then outstanding unvested Units attributable to the Time-Based Award shall vest immediately and the Participant shall be entitled to payment in respect of all outstanding vested Units attributable to the Time-Based Award in accordance with Section 3 hereof and (ii) a pro rata portion of any outstanding Units attributable to the Performance Award shall vest immediately, such pro rata portion to be determined based upon a fraction the numerator of which is the number of full and partial months commencing April 2004 through the date of termination and the denominator of which is thirty-six (36), and the Executive shall be entitled to payment in respect of such vested Units in accordance with Section 3 hereof. If a Change of Control occurs during the Participant’s employment, all then outstanding Units (whether or not vested) shall thereupon vest and the Participant shall be entitled to payment in respect of such Units in accordance with Section 3 hereof.

               (d) For purposes of this Agreement, the terms “Disability,” “Cause,” “Good Reason” and “Change of Control” shall have the respective meanings specified in the Employment Agreement.

          3. Distribution of Shares.

               (a) The Participant shall be entitled to receive payment in the form of Shares for each vested Unit subject to the Performance Award as soon as practicable following the end of the applicable fiscal year at which vesting of such Units is determined (or at such earlier time of vesting prescribed by Section 2(c) hereof). The Participant shall be entitled to receive payment in the form of Shares for each vested Unit subject to the Time-Based Award as soon as practicable following the Participant’s termination of employment for any reason (or, if earlier, upon the occurrence of a Change of Control during participant’s employment). In connection with any such payment, the Company shall issue and deliver to the Participant or to his estate, as applicable, one Share in respect of each whole vested Unit and cash in lieu of any vested fractional Unit (based on the fair market value per Share on the vesting date or, in the case of fractional Units attributable to the Time-Based Award which are settled in connection with Participant’s termination of employment, based on the fair market value per Share on the date of such termination). The Company shall deliver to the Participant or to his estate, as applicable, certificates in respect of such Shares along with the stock powers relating thereto.

               (b) Any Unit not previously cancelled and forfeited pursuant to Section 2(b) above that remains unvested on the date of Participant’s termination of employment, after taking into account any applicable acceleration of vesting of Units pursuant to Section 2(c) hereof, shall thereupon be cancelled and forfeited to the Company and shall terminate immediately.

          4. Rights as a Stockholder. Neither the Participant nor Participant’s successor in interest shall have any rights as a stockholder of the Company with respect to any Shares subject to the Units until such Shares have been issued to or in respect of the Participant.

          5. Dividend Equivalents. In the event of any issuance of a cash dividend on the Shares (a “Dividend”), the Participant shall be credited, as of the payment date for such Dividend, with an additional number of Units (each, a “Dividend Unit”) equal to the quotient obtained by dividing (a) the product of (i) the number of Units granted pursuant to this Agreement and outstanding as of the record date for such Dividend multiplied by (ii) the amount of the Dividend per Share, divided by (b) the fair market value per Share on the payment date for such Dividend, such quotient to be rounded to the nearest one-one hundredth of a Unit. Once credited, each Dividend Unit shall be treated as a Unit granted hereunder and shall be subject to all terms and conditions set forth in this Agreement and the Restated Plan applicable to the Units in respect of which the Dividend Unit was created (i.e., Units subject to the Time-Based Award or Performance Award, as the case may be).

          6. Unit Award Subject to the Restated Plan. By accepting this Agreement and the Unit Award evidenced hereby, the Participant agrees and acknowledges that the Participant has received and read a copy of the Restated Plan. The Unit Award is subject to the Restated Plan. The terms and provisions of the Restated Plan as amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Restated Plan, the applicable terms and provisions of the Restated Plan will govern and prevail.

          7. No Right to Continued Employment. Neither the Restated Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Restated Plan or this Agreement, except as otherwise expressly provided herein.

          8. Transferability. Except as expressly contemplated in this Agreement, the Units may not at any time be sold, assigned, transferred, pledged or otherwise encumbered.

          9. Withholding. By accepting this Unit Award, the Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax withholding requirements, including the payment to the Company of all such taxes and requirements in connection with the distribution or delivery of the Shares, or other settlement in respect of the Units, and the Company shall be authorized to take such action as may be necessary in the opinion of the Company’s counsel (including, without limitation, withholding Shares otherwise deliverable to Participant hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Participant) to satisfy all obligations for the payment of such taxes; provided, however, that in no event shall the value of Shares so withheld by the Company exceed the minimum withholding rates required by applicable statutes.

          10. Securities Laws. Prior to issuance and delivery of any Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

          11. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

          12. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

          13. Authority of Committee. The Committee shall have full authority to interpret and construe the terms of the Restated Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, conclusive and binding.

          14. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF STATE OF THE NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

          15. Stockholder Approval of Restated Plan. This Agreement shall take effect as of the date hereof, subject to approval of the stockholders of the Company, at the 2004 annual meeting, of the Restated Plan. In the event that the Restated Plan is not so approved, this Agreement shall be null and void and of no force and effect.

          16. Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Participant and an appropriate officer of the Company.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Participant has hereunto set his hand, effective as of the Grant Date, subject to the conditions set forth herein.

POLO RALPH LAUREN CORPORATION

By:	/s/ Mitchell A. Kosh

	Name:	Mitchell A. Kosh
	Title:	Senior Vice President,
Human Resources

/s/ Roger N. Farah

Participant: Roger N. Farah

EXHIBIT A

Performance Goals
for Initial Performance-Based Grant

Performance-Based Award of 187,500 restricted stock units that shall be subject to the vesting criteria set forth below. Straight-line interpolation shall be applied for net income amounts achieved between the threshold and 100% target as of the end of the applicable fiscal year as set forth below. Performance below the threshold as of the end of the applicable fiscal year shall result in 0% vesting.

Number of Units	Vesting Date[1]	Net Income[2] Threshold for Vesting[3]	New Income[2] Target for 100% Vesting

62,500	End of fiscal year 2005	For fiscal year 2005, net income equal to $197,529,000 (prior to reduction for “Award Expense"[4] for fiscal year 2005).	For fiscal year 2005, net income equal to $240,858,000 minus the Award Expense for fiscal year 2005.

62,500	End of fiscal year 2006	For fiscal years 2005 — 2006, cumulative net income equal to $408,886,000 (prior to reduction for cumulative Award Expense for fiscal years 2005 — 2006).	For fiscal years 2005 — 2006, cumulative net income equal to $507,609,000 minus the cumulative Award Expense for fiscal years 2005 — 2006.

62,500	End of fiscal year 2007	For fiscal years 2005 — 2007, cumulative net income equal to $635,038,000 (prior to reduction for cumulative Award Expense for fiscal years 2005 — 2007).	For fiscal years 2005 — 2007, cumulative net income equal to $818,058,000 minus the cumulative Award Expense for fiscal years 2005 — 2007.

1 All references to “fiscal year” shall be without regard to any future changes to the Company’s fiscal year.

2 Net income shall be determined taking into account the performance of RL Childrenswear Company LLC. All net income targets shall otherwise be adjusted to omit the effects of extraordinary items; gain or loss on the disposal of a business segment; unusual or infrequently occurring events and transactions (including, without limitation, restructuring charges); and cumulative effects of changes in accounting principles; and changes to the Company’s fiscal year.

3 50% vesting at end of fiscal 2005; 60% vesting at end of fiscal year 2006; and 75% vesting at end of fiscal year 2007.

4 “Award Expense” shall mean the after-tax expense to the Company attributable to the grant of restricted stock unit awards pursuant to Amendment No.1 to the Employment Agreement with Mr. Farah.